Exhibit 10.12(c)


        SECOND AMENDED AND RESTATED SEVERANCE AGREEMENT


This Second Amended and Restated Severance Agreement (the "Agreement") is made and entered into as of this ____ day of _________, 200__ (the "Effective Date"), by and between Atlantic Coast Airlines Holdings, Inc., a Delaware corporation ("ACAH") and Atlantic Coast Airlines, a California corporation ("ACA"), (ACAH and ACA are herein collectively referred to as the "Company") and _____________ ("Employee").

Witnesseth That:

Whereas,  the  Company and Employee are parties  to  a  Severance
Agreement (last restated as of _______________), and desire to further amend and restate the terms of said agreement to reflect the terms described herein; and

Whereas, the Company desires to continue to employ Employee; and Employee desires to be employed by the Company, upon the terms and conditions hereinafter set forth; and

Whereas, the Company and Employee desire to expressly set forth in this Agreement the terms of Employee's employment with the Company; and

Whereas, the Board of Directors of the Company has determined that the best interests of the Company would be served by entering into this Agreement with Employee;

Now,  Therefore,  the  parties, for and in consideration  of  the
mutual   and  reciprocal  covenants  and  agreements  hereinafter
contained, and intending to be legally bound hereby, do contract and agree as follows:

1.   Employment.   Company hereby employs Employee  and  Employee
hereby accepts employment by Company and agrees to perform his duties and responsibilities hereunder upon all of the terms and conditions as are hereinafter set forth.

2. Duties. Employee shall serve the Company in the capacities of _______________________. Employee shall generally be responsible for ___________________________________ for the
Company and of any other entity(ies) to which the Company's obligations under this Agreement shall be assigned pursuant to Paragraph 13. Employee shall otherwise be responsible for carrying out all such other duties and services for the Company commensurate with Employee's position, as may be designed from time to time by the Chief Executive Officer of the Company (the "CEO").

3. Term of Employment. Employee's term of employment under this Agreement shall terminate on November 30, 2002, unless further extended as hereinafter set forth. On December 1, 2002, and on December 1 in each subsequent year, this Agreement shall automatically be extended for an additional twelve (12) months without further action by either party unless Employee's employment has previously been terminated, or unless Employee or the Company has provided notice of intention to terminate Employee's employment pursuant to the terms of Paragraph 10 below (in which case Employee's term of employment under this Agreement will be extended to the pending Termination Date).

4. Extent of Service. Employee shall devote such time and attention as is required to perform his obligations under this Agreement and will at all times faithfully and industriously, consistent with his ability, experience and talent, perform his duties hereunder under the direction of the CEO.

5. Compensation. During the term of this Agreement, Company agrees to pay to Employee, and Employee agrees to accept from Company, in full payment for services rendered by Employee and work to be performed by him under the terms of this Agreement, the following:

A.   Salary.   An  annual  base  salary  of  ____________________
Thousand Dollars ($_________) shall be paid to Employee. Beginning December 1, 2002, the amount of Employee's base salary shall be adjusted as determined by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"). Employee's base salary for each year shall be payable to him in accordance with the reasonable payroll practices of the Company as from time to time in effect for executive employees (but in no event less often than monthly).

B. Management Incentive Plan and Executive Bonuses. Employee shall participate in the Company's Senior Management Incentive Plan and in its Management Incentive Plan, both for so long as the Board of Directors determines to maintain either of such plans, or any successor bonus plan or program for key executives.

C.  Deferred Compensation.

(i) Employee will be entitled to deferred compensation under an unfunded and non-tax qualified arrangement ("Deferred Compensation") as described in this Paragraph 5.C., which shall supercede and control over all prior deferred compensation arrangements. The amounts credited as Deferred Compensation will be recorded as a bookkeeping entry representing a general unsecured obligation of the Company and Employee shall not have a claim to any specific assets of the Company in satisfaction of the amounts, if any, payable as Deferred Compensation. As of the Effective Date, the balance in the Deferred Compensation account recorded for Employee shall equal $_________, which is the amount of the Company's Deferred Compensation "contributions" under the Severance Agreement between the Company and Employee, as such was amended from time to time, through the Effective Date. After the Effective Date, the Company will credit Deferred Compensation at the rate of _________ percent (___%) of Employee's annual base salary. Deferred Compensation will be based on Employee's annual base salary in effect on January 1 in each year, and will be credited as of January 1 in each year. The Company may provide the Deferred Compensation through a benefit plan so long as (1) the amount credited by the Company on Employee's behalf equals the amount set forth herein, and (2) the vesting schedule, credit for Years of Service, and terms of distribution are all at least as favorable to Employee as set forth herein. No interest or rate of return or other appreciation or depreciation of value shall accrue or be payable on amounts credited to Employee as Deferred Compensation pursuant to this Paragraph 5.C. unless the Company elects otherwise.

(ii) Vesting of Deferred Compensation will be based upon "Years of Service," with Employee to be credited with one Year of Service for completion of each twelve (12) consecutive month period of employment with the Company beginning ____________ and ending on the Deferred Compensation Ending Date (as defined below). Employee will become vested in the Deferred Compensation based on the following schedule:

Years of Service                        Percentage Vested
Less than 4                                           0%
At least 4 but less than 5                           25%
At least 5 but less than 6                           35%
At least 6 but less than 7                           50%
At least 7 but less than 8                           65%
At least 8 but less than 9                           80%
At least 9                                          100%

In the event of a Change in Control (as defined and determined under Paragraph
12 of this Agreement) of the Company, Employee shall become immediately 100% vested in his Deferred Compensation amount notwithstanding the above vesting schedule.

(iii) The "Deferred Compensation Ending Date" shall mean the Termination Date (as defined below). If Employee's employment is terminated upon or within twelve months following a Change in Control, the "Deferred Compensation Ending Date" shall mean the last day of the Severance Period (as defined in Paragraph 10). Deferred Compensation shall not be due during a Severance Period unless Employee's employment is terminated upon or within twelve months following a Change in Control, in which case the terms of Paragraph 10.E.(iv)(b) will apply. Upon the Deferred Compensation Ending Date, the Company shall pay to Employee whatever "Deferred Compensation" amount is equal to the applicable vested percentage of the total amount then credited to his account pursuant to this Paragraph 5.C. The Company shall make this payment in cash within thirty (30) days following the Deferred Compensation Ending Date, provided that the Company shall have a right of set-off against, and may reduce the amount payable as Deferred Compensation by, any amount owed or payable by Employee to the Company.

D. Split Dollar Life Insurance. The Company shall advance amounts to fund payment of the premiums under a split dollar life insurance arrangement covering Employee as provided in this
Paragraph 5.D. As of the date hereof, the split dollar life insurance arrangement is provided under a policy or policies with Phoenix Home Life Mutual - (such policies and agreements related thereto, the "Split Dollar Agreement"). The Company shall continue to abide by the terms of the Split Dollar Agreement with Employee in force on the date of this Agreement, but, subject to the foregoing, the Company may implement a substitute Split Dollar Agreement so long as the amount of premiums funded by the Company on Employee's behalf equals the amount set forth herein.

(i) Employee shall be the owner of the policy under the Split Dollar Agreement and will have the right to designate his beneficiary with respect to proceeds of the policy payable upon his death; provided, however, that notwithstanding the foregoing, the Company shall have a collateral assignment of the policy as security for the repayment of the amounts paid by the Company toward the premiums for the policy.

(ii) The Company shall pay the annual premium due on the policy in an amount specified in this Agreement, as amended from time to time. From and after the Effective Date, the amount of the annual premium the Company pays shall equal ________ percent (___%) of Employee's annual base salary in effect on January 1 in each year the Company is obligated to fund the premium as described herein. Provided that Employee remains employed with the Company as of January 1 in a year, the Company shall, except as provided in Paragraph 5.D.(iii) below, for such year pay, on or before the due date(s) under the terms of the policy, the entire amount of the annual premium due on the policy acquired pursuant to this Paragraph 5.D. During any Severance Period, the Company's obligation to pay the annual premium due on the split dollar insurance policy shall end on the Termination Date unless Employee's employment is terminated upon or within twelve months following a Change in Control, in which case said payments will continue through the Severance Period.

(iii) The "Split Dollar Release Date" shall mean (a) the Termination Date (as defined below) except where Employee's employment with the Company is terminated upon or within twelve months following a Change in Control, or (b) the last day of the Severance Period (as defined in Paragraph 10), if Employee's employment with the Company is terminated upon or within twelve months following a Change in Control. The Company shall fund payment of the premiums as provided in this Paragraph 5.D. in each year until the Split Dollar Release Date. Upon the Split Dollar Release Date, the following shall occur:

(a) Employee shall pay to the Company an amount equal to the total of all premiums paid by the Company on the split dollar policy(ies) acquired pursuant to his employment with the Company to the date hereof or subsequently pursuant to this Paragraph 5.D., without interest thereon. The Company may, at its option, collect such amount from any amounts it or any of its affiliates owes to Employee. Upon receipt of such payment the Company shall release its interest in the policy, or a portion thereof, on Employee's life acquired pursuant to the terms of the Split Dollar Agreement, or any or all of the paid up additions standing to the credit of such policy, if any, such that the released interest equals the total of all premiums paid by the Company on the split dollar policy(ies) acquired pursuant to this Paragraph 5.D. The Company agrees that the amount of any such release of interest by the Company shall reduce the amount of "Liabilities" (as such term is defined in the Agreement of Assignment of Life Insurance Death Benefit As Collateral entered into between Employee and the Company in connection with the Split Dollar Agreement) owed to the Company in connection with the Split Dollar Agreement and related Collateral Assignment Agreement. Accordingly, the Company also agrees to reduce to such extent its interest as acquired by collateral assignment of the policy pursuant to the Split Dollar Agreement and related Collateral Assignment Agreement.

(b) The Split Dollar Agreement shall continue in full force and effect and survive separate and apart from this Agreement; provided, however, that the Company shall have no further obligation to pay any premium on the policy under the Split Dollar Agreement which has a due date after the Split Dollar Release Date and such obligation shall be transferred to Employee.

E. Discretionary Compensation. The Company may pay Employee discretionary compensation, bonuses and benefits in addition to those provided for herein in such amounts and at such times as the Compensation Committee shall determine.

 6.  Benefits.

A. The Company shall pay for or provide Employee such vacation time and benefits, including but not limited to, coverage under Company's major medical, accident, health, dental, disability and life insurance plans, as are made available to other employees of Company generally (and, to the extent provided by such policies, to Employee's dependents).

B. The Company agrees to promptly reimburse Employee for any otherwise unreimbursed health or medical insurance premiums and/or uncovered medical expenses up to $10,000 per calendar year under a written medical reimbursement plan maintained for Employee and other key executive employees. If such payments are taxable to Employee, the Company shall pay Employee a gross-up equal to the estimated income, FICA and Medicare taxes due with respect to such reimbursement, with federal and state income taxes being estimated at the highest marginal rates.

C. The Company agrees to reimburse Employee for the cost of investment and tax planning services up to $5,000 incurred during each calendar year. If such payments are taxable to Employee, the Company shall pay Employee a gross-up equal to the estimated income, FICA and Medicare taxes due with respect to such reimbursement, with federal and state income taxes being estimated at the highest marginal rates.

7. Reimbursement of Expenses. The Company agrees to promptly reimburse Employee, within fifteen (15) days after presentation of receipts and other appropriate documentation, for all reasonable, ordinary and necessary travel costs and other necessary expenses incurred by Employee in performing his duties pursuant to this Agreement.

8.  Stock Options.

A. Acceleration of Stock Options upon a Change in Control. If the Company experiences a Corporate Change, the exercisability and vesting of all Stock Options granted to Employee and held by Employee as of the date of the Corporate Change shall accelerate as of the date of such Corporate Change. The Compensation Committee shall provide that if a Corporate Change occurs, then effective as of a date selected by the Compensation Committee, the Compensation Committee (which for purposes of the Corporate Changes described in clauses (iii) and (v) of the definition of Corporate Change herein shall be the Compensation Committee as constituted prior to the occurrence of such Corporate Change) acting in its sole discretion without the consent or approval of Employee, will effect one or more of the following alternatives or combination of alternatives with respect to all outstanding Stock Options (which alternatives may be conditional on the occurrence of such of the Corporate Change specified in clause
(i) through (v) of the definition of Corporate Change below which gives rise to the Corporate Change: (1) in the case of a Corporate Change specified in clauses (i), (ii) or (iv) of the definition thereof, provide that exercisable options (including any options exercisable pursuant to the first sentence of this Paragraph 18.A.) then outstanding may be exercised in full for a limited period of time on or before a specified date (which will permit Employee to participate with the Common Stock received upon exercise of such option in the event of a Corporate Change specified in clauses (i), (ii) or (iv) of the definition of
Corporate  Change  below,  as the  case  may  be)  fixed  by  the
Compensation Committee, after which specified date all unexercised options and all rights of Employee thereunder shall terminate, (2) provide that exercisable options (including any options exercisable pursuant to the first sentence of this Paragraph 18.A.) then outstanding may be exercised so that such options may be exercised in full for their then remaining term, or (3) require the mandatory surrender to the Company of outstanding options held by Employee (including any options exercisable pursuant to the first sentence of this Paragraph 18.A.) as of a date, before or not later than sixty days after such Corporate Change, specified by the Compensation Committee, and in such event the Compensation Committee shall thereupon cancel such options and the Company shall pay to Employee an amount of cash equal to the excess of the fair market value of the aggregate shares subject to such option over the aggregate option price of such shares; provided, however, the Compensation Committee shall not select an alternative (unless consented to by Employee) that, if Employee exercised his accelerated options pursuant to alternative 1 or 2 and participated in the transaction specified in clause (i), (ii) or (iv) of the definition of Corporate Change below or received cash pursuant to alternative 3, would result in Employee's owing any money by virtue of operation of Section 16(b) of the Exchange Act. If all such alternatives have such a result, the Compensation Committee shall take such action, which is hereby authorized, to put Employee in as close to the same position as Employee would have been in had alternative 1, 2 or 3 been selected but without resulting in any payment by Employee pursuant to Section 16(b) of the Exchange Act. Notwithstanding the foregoing, with the consent of Employee, the Compensation Committee may in lieu of the foregoing make such provision with respect of any Corporate Change as it deems appropriate.

B. Definitions. For purposes of this Agreement, "Stock Options" shall mean any grant to Employee by the Company, pursuant to any of the Company's Stock Option Plans, of the right and option to acquire from the Company a specified number of shares of Atlantic Coast Airlines Holdings, Inc. common stock under certain terms and conditions. "Change in Control" and "Corporate Change" shall be as defined in Paragraph 12 herein.

C. Amendment to Existing Option Agreements. The provisions of this Paragraph 8 shall apply to all Stock Options or restricted stock previously granted to Employee, and this Amendment Number One shall be deemed to be a restatement of the previous amendment to all Stock Option Agreements and the Restricted Stock Agreement presently in existence between the Company and Employee, and will supersede any language to the contrary contained in said agreements. The Compensation Committee retains full discretion of whether to grant any Stock Options, and if so whether the terms provided herein will apply to said Stock Options.

9. Deductions. Deductions shall be made from any component of Employee's compensation provided pursuant to this Agreement or otherwise for social security, Medicare, federal, state and local withholding taxes, and any other such taxes as may from time to time be required by any governmental authority.

10. Termination. Employee's employment with the Company shall be terminated only in accordance with the following provisions:

A.  Disability.

(i) In the event Employee shall become mentally or physically disabled so as to have been unable to perform his duties hereunder (such determination to be made solely by the Company) for six (6) consecutive months, Company shall have the right to terminate Employee's employment with Company upon the expiration of such six month period; provided, however, that upon any such termination Company shall be obligated to provide Employee with Severance Compensation as provided in Paragraph 10.E. herein. Such six-month period shall be deemed to have commenced on the date when Employee is first unable to perform his duties on a substantially full-time basis because of mental or physical disability and shall end on the date on which Employee shall return to the substantial full-time performance of his duties. If at the expiration of such six month period, the Company shall desire to terminate Employee on the basis of disability, it shall give written notice to him. Employee's employment shall thereafter be terminated if he does not return to substantial full-time performance of his duties within ten (10) calendar days after such notice is given.

(ii) For purposes of this Agreement, Employee shall be deemed to be disabled when he shall have been absent from his duties because of sickness, illness, injury or other physical or mental infirmity on a substantially full-time basis.

(iii) At the end of any disability (other than a disability that results in the termination of Employee's employment with the Company), Employee shall return to work and this Agreement shall continue as though such disability had not occurred.

(iv) The Company will have sole discretion in determining whether Employee is subject to any disability.

(v) During any period in which Employee is disabled but his employment shall not have been terminated, Employee shall continue to receive his base salary and any applicable bonus, and shall continue to receive all benefits as an employee and as provided herein generally. Any options previously granted shall continue to vest, but no new options shall be issued to Employee.

(vi) During any period in which Employee is disabled but his employment shall not have been terminated, Employee shall continue to be credited with Years of Service for purposes of vesting of Deferred Compensation as set forth in Paragraph 5.C.

(vii) The Company may utilize a disability policy to fund, in whole or in part, the compensation that would be due to Employee during the term of or in the event of a disability, in which case the proceeds of the policy would not be in addition to any compensation otherwise payable to Employee. Any compensation due to Employee from the Company during a period of disability or during a Severance Period following a termination of employment as a result of a disability, will be reduced by the amount of any proceeds provided to Employee from any disability policy provided by and at the expense of the Company. Except as provided in the preceding two sentences, nothing contained herein shall be construed to affect Employee's rights under any disability insurance or similar policy, whether maintained by the Company, Employee or another party.

B.  Death.

(i) Employee's employment with Company shall terminate immediately upon Employee's death; provided, however, that Company shall be obligated to provide the Severance Compensation as specified in Paragraph 10.E. herein to Employee's estate, heirs or beneficiaries.

(ii) Nothing contained herein shall be construed to affect Employee's rights under any life insurance or similar policy, whether maintained by Company, Employee or another party. The Company may utilize a life insurance policy to fund, in whole or in part, the Severance Compensation that would be payable in the event of Employee's death, in which case the proceeds of any such policy other than the Split Dollar Agreement would not be in addition to any Severance Compensation otherwise payable under this Paragraph 10.B.

C.  Termination by Employee.

  (i) Other than Following a Change in Control. Employee may terminate his employment by delivering to Company thirty (30) days' written notice, and such termination shall be effective on the thirtieth (30th) day following the date of receipt of such notice (the "Termination Date"). In such event, Employee (i) shall continue to render his services up to the Termination Date if so requested by Company and (ii) shall be paid his regular base salary and shall receive all benefits up to the Termination Date. Employee will be entitled to payment of any bonus due but not yet paid for prior bonus periods (paid at the same time it would have been paid had Employee's employment not been terminated), but will not be entitled to Severance Compensation, to any bonus for the current bonus period, or to any other compensation, bonus or fringe benefits accrued after the Termination Date.

(ii) Following a Change in Control. Notwithstanding the above, in the event of any termination by Employee of his employment with the Company which is effected within twelve (12) months following a Change in Control as defined and determined under Paragraph 12 of this Agreement, Company shall be obligated to provide Employee with Severance Compensation as provided in Paragraph 10.E. herein, excluding payments as separately provided in Paragraph 12.B of this Agreement. The twelve month period will be deemed to mean any notice given within twelve months following a Change in Control where an actual termination occurs within sixty days following said notice.

D.  Termination by Company.

(i) Without Cause. Company may, without cause, terminate Employee's employment under this Agreement at any time by giving Employee fifteen (15) days' written notice thereof, and such termination shall be effective on the fifteenth day following the date such notice is given (said 15th day, the "Termination Date"). In the event Employee's employment with Company is terminated without cause, Company shall be obligated to provide Employee with Severance Compensation as provided in Paragraph 10.E. herein. At the option of Company, Employee's employment shall be immediately terminated upon the Company giving such notice, in which case Employee shall continue to receive his full base salary and related fringe benefits through the Termination Date. Notwithstanding any provision of this Agreement to the contrary, any termination of Employee's employment by the Company, for any reason or no reason, effected as a result of, in connection with or within twelve (12) months following a Change in Control, as defined and determined under Paragraph 12 of this Agreement, shall automatically be deemed to be a termination without cause provided that any amounts due as Severance Compensation shall be reduced as provided in Paragraph 12.C. The twelve month period will be deemed to mean any notice given within twelve months following a Change in Control regardless of when actual termination occurs following said notice.

(ii) For Cause. Company may terminate Employee's employment under this Agreement immediately for "cause". In such event, the Company shall not be liable to Employee for any compensation, bonus or benefits after the date of termination of employment. Cause shall be defined as any of the following: (i) willful unauthorized misconduct in the material performance of Employee's duties hereunder, (ii) commission of an act of theft, fraud, dishonesty, or personal misconduct by Employee, which act is harmful to Company, (iii) breach of any provision of this Agreement if such breach has not been cured by Employee (or if Employee has not compensated the Company for such breach by payment of an amount deemed reasonable by the Company if the breach cannot be cured) within fifteen (15) days after the
Company gives Employee written notice of such breach. Any termination under this Paragraph 10.D.(ii) shall take effect immediately upon the Company giving Employee written notice thereof.

E. Severance Compensation. "Severance Compensation" is defined as all of the compensation and benefits described in this Paragraph 10.E. It will be provided to Employee upon the occurrence of any of the events described elsewhere in this Agreement as providing for Employee's receipt of Severance Compensation, but not in any other circumstances except to the extent that individual components of Severance Compensation may be separately provided pursuant to the terms of this Agreement. "Termination Date" is defined as the last day of Employee's employment with the Company. "Severance Period" is defined as the period beginning on the day following the Termination Date and ending on the day which is one year following the Termination Date. Should a termination occur upon or within twelve months following a Change in Control, the Severance Period will end on the day which is two years following the Termination Date. The compensation and benefits to be provided as Severance Compensation are as follows:

(i) Severance Pay. Throughout the Severance Period, Employee will receive severance pay at the rate of 100% of his annual base salary in effect at the time of his termination, to be paid on the Company's regular payroll payment dates at the same time and in the same fashion as the Company's regular payroll payments.

(ii) Bonus. The Company shall pay to Employee a prorated portion of any annual bonus amount accrued through the Termination Date, provided, however, that such bonus amount will be paid at the time that such bonus amounts are normally paid by the Company. Proration shall be based on the percentage of the number of days from the beginning of the bonus period through the Termination Date, to the total number of days in the bonus period, times the total bonus that would have been paid for the entire bonus period had the termination not occurred. This prorated bonus payment shall be considered to be full compensation for all amounts due to Employee for bonus plans in which he was participating as of the Termination Date, and he shall not be entitled to any further payments under any of said plans during the Severance Period or thereafter. Notwithstanding the above, any bonus due to Employee for years (or any other applicable bonus period) completed prior to the Termination Date but not yet paid shall be paid in addition to the bonus described herein. If such bonus for prior years is in the form of restricted stock, such bonus will be considered earned to the extent that applicable vesting targets have been met as of the Termination Date, whether the confirmation that the targets have been met occurs before or after the Termination Date. If such targets have been met but the stock has not yet been distributed, Employee will be entitled to receive the stock, or, at the option of the Company, the cash equivalent thereof, no later than the date the stock was due to be distributed had the termination not occurred. Any such stock for which targets have not been met will be forfeited.

(iii)   Stock  Options.  All options to purchase shares  of  ACAH
stock that have been granted to Employee and that are not exercisable as of the Termination Date shall terminate as of said date. For all options that are exercisable as of said date (including options that are accelerated following a Change in Control pursuant to the terms of a Stock Option Agreement), the terms of exercise, payment, and expiration, shall be as provided in each option agreement.
(iv)  Deferred Compensation

(a) Absent a Change in Control. If Employee's employment is not terminated upon or within twelve months following a Change in Control, the Deferred Compensation program will terminate as of the Termination Date, and the Company will not be obligated to make contributions during the Severance Period. As of the Termination Date, the Company shall pay Employee an amount equal to his vested interest under the Deferred Compensation as provided in Paragraph 5.C. Notwithstanding the foregoing, the Company shall have a right of set-off against, and may reduce the amount payable as Deferred Compensation by, any amount owed or payable by Employee to the Company.

(b)   Upon  a  Change  in  Control. If Employee's  employment  is terminated upon or within twelve months following a Change in Control, the Deferred Compensation program will continue throughout the Severance Period, including the Company's continuation of contributions, with all contributions to be fully vested. At the end of the Severance Period, the Company shall pay Employee an amount equal to 100% of the Deferred Compensation as provided in Paragraph 5.C. Alternatively, the Company may elect to pay such amounts to Employee as would be payable during the Severance Period by the Company under the Deferred Compensation program in a single lump sum payment within fifteen
(15) days after the Termination Date. Notwithstanding the foregoing, the Company shall have a right of set-off against, and may reduce the amount payable as Deferred Compensation by, any amount owed or payable by Employee to the Company.

(v) Insurance Programs. In the event Employee's employment with the Company is terminated upon or within twelve months following a Change in Control, the Split Dollar Agreement shall continue in full force and effect through the Severance Period and shall survive separate and apart from this Agreement, and the Company's obligation to pay all premiums pursuant to this Agreement shall continue in accordance with the terms of this Agreement for the Severance Period. On the Termination Date, or, if Employee's employment with the Company is terminated upon or within twelve months following a Change in Control, at the end of the Severance Period, Employee shall pay to the Company an amount equal to the total of all premiums paid by the Company on the split dollar policy(ies) acquired pursuant to Paragraph 5.D., without interest thereon, and upon receipt of such payment the Company shall release its interest in the policy, or a portion thereof, on Employee's life acquired pursuant to the terms of the Split Dollar Agreement, or any or all of the paid up additions standing to the credit of such policy, if any, such that such released interest equals the total of all premiums paid by the Company on the split dollar policy(ies) acquired pursuant to Paragraph 5.D. Alternatively, if the Company elects to pay the Deferred Compensation to Employee within fifteen (15) days after the Termination Date pursuant to Paragraph 10.E.(iv) above, the Company at the time of such payment may demand payment from Employee of an amount equal to the total of all premiums paid by the Company on the split dollar policy(ies) acquired pursuant to Paragraph 5.D., without interest thereon, and upon receipt of such payment release its interest in the policy, or portion thereof, acquired pursuant to the terms of the Split Dollar Agreement, and any or all of the paid up additions standing to the credit of such policy, if any, and thereafter the Company shall be under no obligation to pay any further premiums under the Split Dollar Agreement. Coverage under the Company's major medical, dental, and disability insurance plans as from time to time provided to other executive employees of the Company (including Employee's dependents) shall continue to be paid for by the Company during the Severance Period in the same fashion as prior to the Termination Date. Provided, however, if such coverage cannot be continued during the Severance Period under the terms of such policies or plans, the Company shall reimburse Employee for the cost of comparable coverage under individually obtained policies or for COBRA coverage, or shall make other arrangements to assure that Employee has comparable coverage.

(vi) Vacation. Vacation shall not continue to accrue after the Termination Date under any circumstances.

(vii) Executive Medical Reimbursement Plan. Reimbursement under the Executive Medical Reimbursement Plan will terminate as of the Termination Date. Employee will be entitled to reimbursement for expenses incurred prior to the Termination Date if submitted within three months following the Termination Date.

(viii) Travel Benefits. Flight pass privileges currently granted to Employee for travel on the Company's aircraft will continue for the Severance Period. Employee shall not be entitled to travel benefits on any other airline.

(ix) Deductions for Taxes. Subject to Paragraph 12.D., any compensation due to Employee hereunder will be subject to deductions for social security, federal and state withholding taxes, and any other such taxes as may from time to time be required by governmental authority.

11.  Nonsolicitation, Non-Competition, and Confidentiality.

A. Nonsolicitation and Non-Competition. For so long as Employee is an employee of the Company, and continuing thereafter for twelve months following any termination of Employee's employment, Employee shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company: (i) solicit or endeavor to entice away from the Company or any of its subsidiaries any person or entity who is, or, during the then most recent 12 month period, was employed by, or had served as an agent of, the Company or any of its subsidiaries; or (ii) engage in or contract with others to engage in any business enterprise, line of work consulting contract, joint venture or other arrangement which conducts a business or businesses substantially similar to the business conducted by Company in any area in which Company or any of its affiliates or subsidiaries provides or plans to provide air transportation to the public. Employee acknowledges that the geographic area covered hereby, and the period and nature of the agreed restrictions are reasonable and necessary for the protection of the business of the Company. All provisions of this Paragraph concerning non-competition are severable; and while it is the intention of the parties that all of said provisions shall be enforceable, if any one of the same shall be held to be unenforceable in whole or in part, the remainder shall continue to be in full force and effect. The provisions of clause (ii) above of this Paragraph 11.A will not apply following any termination of Employee's employment by the Company other than for cause. The terms of this Paragraph 11.A will not apply following any termination of Employee's employment that was effected as a result of, in connection with or within twelve (12) months following a Change in Control. The twelve month period will be deemed to mean any notice given within twelve months following a Change in Control regardless of when actual termination occurs following said notice.

B. Confidentiality. Employee covenants and agrees with the Company that he will not at any time, except in performance of his obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company or any of its subsidiaries and affiliates. The term "confidential information" includes information not previously disclosed to the public or to the trade by the Company's management, or otherwise in the public domain, with respect to the Company's or any of its affiliates' or subsidiaries', products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with the Company), business plans, prospects or opportunities, but shall exclude any information which (i) is or becomes available to the public or is generally known in the industry or industries in which the Company operates other than as a result of disclosure by Employee in violation of his agreements under this Paragraph 11.B or (ii) Employee is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law.

C. Exclusive Property. Employee confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by Employee relating to the business of the Company shall be and remain the property of the Company, except for such papers customarily deemed to be the personal copies of Employee.

D. Injunctive Relief. Without intending to limit the remedies available to the Company, Employee acknowledges that a breach of any of the covenants contained in this Paragraph 11 may result in material and irreparable injury to the Company or its affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining Employee from engaging in activities prohibited by this Paragraph 11 or such other relief as may be required specifically to enforce any of the covenants in this Paragraph
11. If for any reason, it is held that the restrictions under this Paragraph 11 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Paragraph 11 as will render such restrictions valid and enforceable.

12.  Change in Control.

A. Definition. As used in this Agreement, "Change in Control" or "Corporate Change" shall each mean (i) any merger or consolidation in which the Company shall not be the surviving entity (or survives only as a subsidiary of another entity, unless the stockholders of Company immediately before such merger or consolidation own, directly or indirectly immediately following such merger or consolidation, substantially all of the combined voting power of the surviving entity in substantially the same proportion as their ownership immediately before such merger or consolidation, (ii) the sale of all or substantially all of the Company's assets to any other person or entity (other than a wholly-owned subsidiary), (iii) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) more than 50% of the outstanding shares of Common Stock by any person or entity (including a "group" as defined by or under Section 13(d)(3) of the Exchange
Act), (iv) the dissolution or liquidation of the Company, (v) a contested election of directors, as a result of which or in connection with which the persons who were directors of the Company before such election or their nominees cease to constitute a majority of the Board, or (vi) any other event specified by the Compensation Committee. The Compensation Committee reserves the right to adopt a different definition of Change in Control for stock options granted subsequent to the date hereof or for any other purposes not described herein.

B.   Compensation  Upon a Change in Control.  Upon  a  Change  in
Control, whether or not Employee's employment has terminated, Employee shall receive all of the following compensation, paid at the time of the Change in Control:

(i)   Salary.   A  payment in the amount of  200%  of  Employee's
annual base salary in effect at the time of the Change in Control.

(ii)    Bonus.   For  all  bonus  plans  in  which  Employee   is
participating as of a Change in Control, the Company shall pay to Employee a lump sum bonus payout. This payout shall consist of a payment in the amount calculated by the formula [(x + y) * z] where (x) is Employee's base salary earned in the year of the Change in Control from January 1 to the date of the Change in Control,
(y) is the amount which is two times Employee's annual base salary in effect at the time of the Change in Control, and (z) is the percentage which under each plan is the maximum percentage of base salary that Employee was eligible to earn during the year in which the Change in Control occurred assuming all targets were met in full, whether or not said targets actually were met. the payments provided for under this Paragraph 12.B.(ii) will be paid in cash or in such other form as bonus amounts generally are paid to eligible employees, or in a combination thereof, as determined by the Compensation Committee, within thirty days following the Change in Control and shall be considered to be full compensation for all amounts due to Employee for bonus plans in which he was participating as of the Change in Control, and he shall not be entitled to any further payments under any of said plans during the year of participation. Notwithstanding the above, any bonus due to Employee for years (or any other applicable bonus period) completed prior to the date on which the Change of Control occurs but not yet paid shall be paid in addition to the bonus described herein.

  (iii) Disability Insurance. The Company will prepay, for two full years following the Change of Control, the premiums due on any disability insurance policy as was provided to Employee as of the time of Change in Control. In the event that the Company discontinued or reduced the amount of coverage of any disability insurance within one year preceding a Change in Control, the Company shall at the time of the Change in Control re-establish disability insurance to the amount previously provided and with equivalent coverage, and shall prepay future premiums as provided herein.

  (iv) Other Compensation. All other compensation separately provided in this Agreement as due upon a Change in Control.

C. Subsequent Termination Following a Change in Control. In the event that Employee's employment is terminated within one year following the Change in Control such that Employee would be entitled to Severance Compensation, any amounts due at the time of termination as Severance Compensation under 10.E.(i) and 10.E.(ii) herein shall be reduced by any amounts paid under Paragraph 12.B.(i) and 12.B.(ii) at the time of Change in Control (under no circumstances would Employee be required to repay the amounts paid to Employee under Paragraph 12.B.(i) or 12.B.(ii)), but Employee will be entitled to all other Severance Compensation as provided in Paragraph 10.E. herein. In the event that Employee's employment is terminated more than one year following the Change in Control, Employee will be entitled to the benefits provided in Paragraphs 10.E.(i) and 10.E.(ii) herein.

D. Certain Adjustments. If, as a result of payments provided for under or pursuant to this Agreement together with all other payments in the nature of compensation provided to or for the benefit of Employee under any other agreement in connection with a Change in Control, any state, local or federal taxing authority imposes any taxes on Employee that would not be imposed on such payments but for the occurrence of a Change in Control, including any excise tax under Section 4999 of the Internal Revenue Code and any successor or comparable provision, then, in addition to any other benefits provided under or pursuant to this Agreement or otherwise, the Company (including any successor to the Company) shall pay to Employee at the time any such payments are made under or pursuant to this or the other agreements, an amount equal to the amount of any such taxes imposed or to be imposed on Employee (the amount of any such payment, the "Parachute Tax Reimbursement"). In addition, the Company (including any successor to the Company) shall "gross up" such Parachute Tax Reimbursement by paying to Employee at the same time an additional amount equal to the aggregate amount of any additional taxes (whether income taxes, excise taxes, special taxes, employment taxes or otherwise) that are or will be payable by Employee as a result of the Parachute Tax Reimbursement being paid or payable to Employee and/or as a result of the additional amounts paid or payable to Employee pursuant to this sentence, such that after payment of such additional taxes Employee shall have been paid on a net after-tax basis an amount equal to the Parachute Tax Reimbursement. The amount of any Parachute Tax Reimbursement and of any such gross-up amounts shall be determined by the Company's independent auditing firm, whose determination, absent manifest error, shall be treated as conclusive and binding absent a binding determination by a governmental taxing authority that a greater amount of taxes are payable by Employee.

13. Assignment. This Agreement, as it relates to the employment of Employee, is a personal contract and the rights and interests of Employee hereunder may not be sold, transferred, assigned, pledged or hypothecated. However, this Agreement shall inure to the benefit of and be binding upon Company and its successors and assigns including, without limitation, any corporation or other entity into which Company is merged or which acquires all or substantially all of the outstanding common stock or assets of Company. Company may provide, without the prior written consent of Employee, that Employee shall be employed pursuant to this Agreement by any of its affiliates instead of or in addition to Company, and in such case all references herein to the "Company" shall be deemed to include any such entity, provided that such action shall not relieve Company of its obligation to make or cause an affiliate to make or provide for any payment to or on behalf of Employee pursuant to this Agreement.

14. Invalid Provisions. The invalidity of any one or more of the paragraphs or provisions of this Agreement shall not affect the reasonable enforceability of the remaining paragraphs or provisions of this Agreement, all of which are inserted herein conditionally upon being valid in law; and in the event one or more of the paragraphs or provisions contained herein shall be invalid, this instrument shall be construed as if such invalid paragraphs or provisions had not been inserted or, alternatively, said paragraphs or provisions shall be reasonably limited to the extent that the applicable court interpreting the provisions of this Agreement considers to be reasonable.

15. Specific Performance. The parties hereby agree that any violation by Employee of the covenants and agreements contained herein shall cause irreparable damage to the Company, and the Company may, as a matter of course, enjoin and restrain said violation by Employee by process issued out of a court of competent jurisdiction, in addition to any other remedies that said court may see fit to award.

16. Binding Effect. All the terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

17. Waiver of Breach or Violation Not Deemed Continuing. The waiver by the Company of any provision of this Agreement may be effected only by a written waiver duly executed on behalf of the Company and except to the extent specifically provided in such waiver shall not operate as, or be construed to be, a waiver of any subsequent breach hereof.

18. Entire Agreement; Law Governing. This Agreement supersedes in its entirety the terms of the Severance Agreement between the parties dated as of _____________ and any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof, by and between the Company and Employee, and contains all the covenants and agreements among the parties with respect to such subject matter. Notwithstanding the foregoing, to the extent that the Company's Deferred Compensation contributions or any other compensation or benefit provided for hereunder was paid, granted, credited or funded under and pursuant to an earlier version of this Agreement with respect to service prior to the Effective Date and at rates provided for under such earlier version, then such compensation or benefit need not be again paid, granted or funded, respectively, pursuant to this Agreement. This Agreement shall be construed in accordance with the laws of the Commonwealth of Virginia, without regard to principles of conflicts of law. Employee hereby acknowledges that he was given the opportunity to be represented by counsel of his choosing in the drafting and negotiation of this Agreement and that he reviewed this Agreement. In interpreting this Agreement, a court shall not treat either party as the draftsman of the Agreement.

19. Paragraph Headings. The Paragraph headings contained in this Agreement are for convenience only and shall in no manner be construed as a part of this Agreement.

20. Release by Employee. In the event of a termination of employment by Employee that results in the payment of Severance Compensation to him pursuant to the terms of this Agreement, in consideration for such Severance Compensation and as a condition precedent to the payment thereof, Employee hereby agrees to execute a full and complete release to the Company releasing any and all claims that he may have against the Company including any claims relating to his termination of employment.

21. Notices. All notices permitted or required to be given pursuant to this Agreement shall be in writing and shall be deemed to have been sufficiently given, subject to the further provisions of this Paragraph 21, for all purposes when presented personally to such party (which in the case of notice to the Company, shall be presented to the person holding the office or offices identified below) or sent by facsimile transmission, any national overnight delivery service, or certified or registered mail, to such party at its address set forth below:

If to Employee, to the most recent address indicated for Employee's residence in the personnel records of Company, unless
Employee gives written notice that such notices are to be delivered to another address.

If to ACA or the Company:

Atlantic Coast Airlines Holdings, Inc.
Atlantic Coast Airlines
45200 Business Court
Dulles, VA  20166
Attention:  General Counsel or Corporate Secretary
Fax No. (703) 650-6294

Such notice shall be deemed to be given and received when delivered if delivered personally, upon electronic or other confirmation of receipt if delivered by facsimile transmission, the next business day after the date sent if sent by a national overnight delivery service, or five (5) business days after the date mailed if mailed in the continental United States by certified or registered mail. Any notice of any change in such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

In   Witness  Whereof,  the  Company  has  hereunto  caused  this
Agreement to be executed by a duly authorized officer and Employee has hereunto set his hand as of the day and year first above written.


WITNESS:



________________________________    _____________________________

                                    Employee


                                    COMPANY:

ATTEST:                             ATLANTIC COAST AIRLINES
                                    HOLDINGS, INC.



_______________________________     BY:________________________

ATTEST:                                ATLANTIC COAST AIRLINES



_______________________________     BY:________________________